EXHIBIT (H)(59)

                                    IVY FUND

                                     FORM OF
                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                             Ivy International Fund

                              ADVISOR CLASS SHARES

          AGREEMENT made as of the 25th day of August, 2000, by and between Ivy Fund (the "Trust") and Mackenzie Investment Management Inc. ("MIMI").

         WHEREAS, the Trust is an open-end investment company organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

         WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

         WHEREAS, the Trust has adopted a Master Administrative Services Agreement (the "Master Agreement") dated September 1, 1992, pursuant to which the Trust has appointed MIMI to provide the administrative services specified in the Master Agreement; and

         WHEREAS, Ivy International Fund (the "Fund") is a separate investment portfolio of the Trust.

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Trust hereby adopts the Master Agreement with respect to the Advisor Class of the Fund, and MIMI hereby acknowledges that the Master Agreement shall pertain to the Advisor Class of the Fund, the terms and conditions of such Master Agreement being incorporated herein by reference.

         2. As provided in the Master Agreement and subject to further conditions as set forth therein, the Advisor Class of the Fund shall pay to MIMI a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in each Fund's Prospectus for determining net asset value per share) of the net assets of the Fund attributable to the Advisor Class during the preceding month at the annual rate of 0.10%.

         3. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Advisor Class of the Fund as of the date that the Registration Statement pertaining to the Advisor Class shares, filed with the Securities and Exchange Commission on or about June 28, 2000 pursuant to Rule 485(a) under the Securities Act of 1933, first becomes effective, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect for a period of two years from that date. Thereafter, the Agreement shall continue in effect with respect to the Advisor Class of the Fund from year to year, provided such continuance with respect to the Advisor Class of the Fund is approved at least annually by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees. This Agreement may be terminated with respect to the Advisor Class of the Fund at any time, without payment of any penalty, by MIMI upon at least sixty (60) days' prior written notice to the Fund, or by the Fund upon at least sixty (60) days' written notice to MIMI; provided, that in case of termination by the Fund, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

         IN WITNESS WHEREOF, the Trust and MIMI have adopted this Addendum as of the date first set forth above.

                                            IVY FUND


                                            By:  /S/ JAMES W. BROADFOOT
                                                 ----------------------
                                                 James W. Broadfoot, President



                                            MACKENZIE INVESTMENT MANAGEMENT INC.



                                            By:   /S/ KEITH J. CARLSON
                                                  --------------------
                                                  Keith J. Carlson, President